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                              FOR IMMEDIATE RELEASE

         ICAHN GROUP & JANA PARTNERS COMMEND KERR-MCGEE FOR AGREEING TO
                    TAKE STEPS TO ENHANCE SHAREHOLDER VALUE

New York, New York, April 14, 2005
Contact:  Susan Gordon (212) 702-4309

Carl Icahn and Barry Rosenstein today announced that they commend Kerr McGee's management and its Board of Directors "for engaging in productive discussions with us and other shareholders, and agreeing to take steps to enhance shareholder value." They stated that "we believe that the steps that Kerr-McGee has undertaken will prove beneficial to all its shareholders."

Messrs. Icahn and Rosenstein indicated that they were suspending their proxy contest for seats on the Board of Directors of Kerr-McGee pending the commencement and successful completion of the tender offer for shares of its common stock which Kerr-McGee plans to commence shortly. When the tender offer is successfully completed, the proxy contest will be terminated, said Messrs. Icahn and Rosenstein.

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